Exhibit 99.2

AGREEMENT

The undersigned agree that this Schedule 13D/A dated February 28, 2011 relating to the Common Stock of The St. Joe Company shall be filed on behalf of the undersigned.

Date: February 28, 2011	FAIRHOLME CAPITAL MANAGEMENT, L.L.C.

	By:	/s/ Bruce R. Berkowitz
Bruce R. Berkowitz

FAIRHOLME FUNDS, INC.

	By:	/s/ Bruce R. Berkowitz
Bruce R. Berkowitz

/s/ Bruce R. Berkowitz
BRUCE R. BERKOWITZ